Exhibit 99.1

Andrew J. McKelvey Resigns
As Chairman and CEO of Monster Worldwide;
To Remain Board Member and Elected Chairman Emeritus

Company Promotes William M. Pastore to Chief Executive Officer

—Sal Iannuzzi Appointed Chairman of Executive Committee —

New York, October 9, 2006 — Monster Worldwide, Inc. (NASDAQ: MNST) today announced that founder Andrew J. McKelvey, 71, has resigned as Chairman and Chief Executive Officer.  Mr. McKelvey will remain on the Company’s Board of Directors and has been elected Chairman Emeritus.  The Company’s Board of Directors has promoted William M. Pastore, 58, to the position of Chief Executive Officer and appointed him to the Board of Directors effective immediately.

Mr. Pastore joined Monster Worldwide as Chief Operating Officer (COO) in October of 2002 and was promoted to President and COO in February 2006.  In these roles, he has directed all of the Company’s operations, overseeing strategic planning and tactical execution in North America, Europe and Asia.

Monster Worldwide stated that the Board of Directors has established an Executive Committee of independent Board members, consisting of Sal Iannuzzi, Chairman of the Committee, John Gaulding and Ron Kramer.  The Company said that the Board of Directors believes this structure will allow Monster Worldwide to further benefit from the three independent Board members’ business insight and corporate governance experience.

 “It is certainly not easy to leave my daily responsibilities at the Company I have worked for during the past 39 years,” said Mr. McKelvey.  “At this stage in my life, I simply can no longer dedicate the number of hours required by Monster’s rapid global growth and the additional demands of time associated with the ongoing historical stock option grant review.  I believe that these managerial changes will assist the Company in addressing the challenges that it faces today.  Monster’s continued growth and success have always been, and remain, my number one priority.”

Mr. McKelvey added, “Bill Pastore is a proven leader.  Since joining Monster, Bill’s results-driven approach has helped to sharpen Monster’s strategic focus, expand our global presence and incubate new revenue sources, while also improving the Company’s operating efficiency.  Bill has consistently set high standards and goals for Monster, which have been met and often exceeded.  Bill possesses a proven ability to develop winning strategies and translate them into executable plans that fully capitalize on Monster’s tremendous opportunities.  Given his unyielding dedication to our employees, clients, job seekers and shareholders, I am confident that Bill will steer Monster Worldwide forward and direct the Company’s ongoing success and vitality as the leader of the global online recruitment sector.”

“I am also highly confident that Sal Iannuzzi, a knowledgeable and seasoned business leader who cares deeply about governance and corporate values, is the ideal individual to serve as Monster Worldwide’s Chairman of the Executive Committee. The company has already benefited from Sal’s insight, and experience interacting with regulators and government agencies,” added Mr. McKelvey.

“I am deeply honored to accept the responsibility of serving as Monster Worldwide’s President and CEO,” said Mr. Pastore. “I look forward to working with the Board of Directors, and to leading Monster’s highly capable senior management team toward making Monster Worldwide the enduring leader, innovator and driver of growth within the global online recruitment market.”

Prior to joining Monster Worldwide, Mr. Pastore directed operations, sales and marketing, technology, and customer service areas for Cigna Healthcare.  He also spent nearly 25 years with Citibank, N.A., where he held numerous senior roles of increasing leadership and operational responsibilities.

Mr. McKelvey concluded, “As the Company’s largest individual shareholder, I remain extremely positive about Monster’s future, and look forward to serving as Chairman Emeritus, remaining on the Board and contributing to Monster’s category leadership in the years ahead.”

The Board of Directors expressed the thanks of the Company and its shareholders to Mr. McKelvey for his outstanding contributions in creating Monster Worldwide and guiding it to its current, pre-eminent position.  On behalf of the Board of Directors, Sal Iannuzzi said, “It exemplifies Andy McKelvey’s devotion to Monster that given the additional demands of time, he would voluntarily step down. We look forward to Andy’s continued participation as a director.”

Sal Iannuzzi, 52, is currently President and Chief Executive Officer of Symbol Technologies, based in Holtsville, New York.  An expert in achieving world-class operational performance and in leading large organizations, Mr. Iannuzzi has held a variety of leadership positions throughout his career.  Mr. Iannuzzi also serves on the Board of Directors for Symbol Technologies.

John Gaulding, 61, has served on the Board since June 2001, and also served as a director of the Company from January 1996 to October 1999.  Mr. Gaulding is a co-founder and director of Sage Partners LLC, a strategy and governance advisory firm.  He was formerly Chairman and Chief Executive Officer of National Insurance Group, a publicly traded financial information services company.  He currently serves on the Boards of YPG Inc., a Montreal-based media services company, ANTS Software, a developer of high performance database software, and is Chairman of ATS, Inc., a secondary ticketing provider for entertainment venues in London.

Ronald J. Kramer, 47, has been a director of the Company since February 2000.  Mr. Kramer has served as President and director of Wynn Resorts, Limited, a developer, owner and operator of hotel and casino resorts since April 2002.  Previously, he was a managing director of Dresdner Kleinwort Wasserstein.  Mr. Kramer is also a member of the board of trustees of Republic Property Trust, a real estate investment trust, and a director of Griffon Corporation, a diversified manufacturing company.

About Monster Worldwide

Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster®, the leading global online careers and recruitment resource. Headquartered in New York with approximately 4,200 employees in 36 countries, Monster Worldwide (NASDAQ: MNST) is a member of the S&P 500 Index and NASDAQ 100. More information about Monster Worldwide is available at www.monsterworldwide.com.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding Monster Worldwide, Inc.’s strategic direction, prospects and future results. Certain factors, including factors outside of Monster Worldwide’s control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which Monster Worldwide operates, risks associated with acquisitions, competition, seasonality and the other risks discussed in Monster Worldwide’s

 Form 10-K and other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

Contacts:
Investors:
Robert Jones
(212) 351-7032
robert.jones@monsterworldwide.com

Media:
Kathryn Burns
(212) 351-7063
kathryn.burns@monsterworldwide.com

Christian Harper
Weber Shandwick
(212) 445-8135
charper@webershandwick.com

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